For execution



                                   SHORT FORM
                                      LEASE

                      TRUSTEES OF THE CAMBRIDGE EAST TRUST
                                       TO
                               EPIX MEDICAL, INC.
                                       AT
                 63 Rear, 65 Rear, 69, 71 and 75 ROGERS STREET,
                            CAMBRIDGE, MASSACHUSETTS


                                Table of Contents

Section                                                               Page

1.         REFERENCE DATA                                               4

           SIGNATURES                                                   6

           CLERK'S CERTIFICATE                                          7

           LIST OF EXHIBITS                                             7

2.         PREMISES                                                     8
2.1        Premises                                                     8
2.2        Deleted                                                      8
2.3        Appurtenant Rights                                           8
2.4        Landlord's Reservations                                      8

3.         COMMENCEMENT AND TERM OF LEASE                               9
3.1        Condition and Delivery of Premises                           8
3.2        Habendum                                                     8
3.3        Entry Prior to Commencement Date                             8
3.4        Termination Right                                            8
3.5        Right of First Offer                                        10

4.         PREPARATION OF PREMISES                                     12
4.1        Tenant's Work                                               12

5.         USE OF PREMISES                                             13
5.1        Permitted Uses                                              13
5.2        Prohibited Uses                                             13
5.3        Licenses and Permits                                        13
5.4        Signs                                                       13

6.         RENT                                                        14
6.1        Annual Fixed Rent                                           14

6.2        Additional Rent; Taxes and Operating Expenses               15
6.2.1      Billing of Taxes and Operating Expenses                     16
6.2.2      Definition of Operating Expenses                            17
6.2.3      Certain Excluded Charges                                    18
6.3        Late Charges                                                19
6.4        Security Deposit                                            19

7.         ALLOCATION OF BUILDING SERVICES                             21
7.1        Landlord's Duties                                           21
7.2        Tenant's Duties                                             21
7.3        Tenant to Pay for All Utilities                             21
7.4        Deleted                                                     21
7.4.1      Repairs for Account of Tenant                               21
7.5        Curtailed Services                                          22
7.6        Payment for Tenant's Work                                   22

8.         TENANT'S ADDITIONAL COVENANTS                               23
8.1        Compliance with Law, Including Hazardous
            Substances                                                 23
8.2        Indemnity                                                   26
8.3        Tenant's Property is Tenant's Risk                          26
8.4        Estoppel Certificate                                        26
8.5        Overloading, Nuisance, Restrictions on
            Research Activities; Volatile or Dangerous
            Substances                                                 27
8.6        Yield Up                                                    27
8.6.1      What are Intended to be Fixtures                            27
8.7        Alterations and Improvements by Tenant
            After Term Commencement                                    28
8.8        Floor Load; Heavy Machinery                                 28
8.8        Assignment and Subletting                                   28
8.10       Landlord's Access to Premises                               30
8.11       Construction Activity                                       30
8.l2       Tenant's Financial Statements                               30

9.         INSURANCE                                                   32
9.1        Public Liability Insurance                                  32
9.2        Casualty Insurance                                          32
9.3        Certificates of Insurance                                   32
9.4        Landlord's Insurance                                        32
9.5        Waiver of Subrogation                                       33
9.6        Increase in Insurance Risk                                  33

10.        DAMAGE TO PREMISES AND CONSEQUENCES OF
            EMINENT DOMAIN                                             34
10.1       Repair and Restoration of Casualty Loss                     34
10.2       Abatement of Rent                                           34
10.3       Termination for Major Damage or If Damaged
            at End of Term                                             34
10.4       Eminent Domain                                              35

11.        DEFAULT AND REMEDIES                                        37
11.1       Events of Default                                           37
11.2       Deleted                                                     37
11.3       Damages - Termination                                       37
11.4       Effect of Tax and Operating Payments
            on Damages                                                 38
11.5       Landlord's Expense in Performing
            Obligations of Tenant                                      39
11.6       Landlord's Remedies Not Exclusive                           39
11.7       Landlord's Default                                          39
11.8       Effect of Waivers of Default                                39
11.9       Repeated Defaults                                           39
11.10      No Accord and Satisfaction                                  40

12.        SUBORDINATION                                               41
12.1       Subordination                                               41

13.        HOLDING OVER                                                42
13.1       Holding Over                                                42

14.        MISCELLANEOUS PROVISIONS                                    43
14.1       Notices                                                     43
14.2       Quiet Enjoyment                                             43
14.3       Limitation of Landlord's Liability                          43
14.4       Acts of God                                                 43
14.5       Applicable Law and Construction                             43
14.6       Arbitration                                                 44
14.7       Timely Performance                                          44
14.8       No Broker                                                   44
14.9       Financing Requirements                                      44
14.10      Agreement Made Only When Lease Signed                       44
14.11      Demolition                                                  44
14.12      Relocation                                                  44
14.13      No Parking                                                  45

           EXHIBITS                                                    46

                                      LEASE

   1.      REFERENCE DATA

           Each reference in this Lease to the following subjects shall be construed to incorporate the data for that subject stated in this Section 1.

DATE:      As of *date*

LANDLORD:         Bruce A. Beal and Robert L. Beal, Trustees of The Cambridge
                  East Trust, under declaration of trust dated June 1, 1983 recorded with the South Middlesex Registry of Deeds, Book
                  15067, Page 392 and registered with the South Middlesex
                  Registry District of the Land Court as Document 641740 noted on Certificate of Title 168090, Book 970, Page 140, as
                  Trustees and not individually

ORIGINAL ADDRESS
 OF LANDLORD:            c/o Beal and Company, Inc.
                         177 Milk Street
                         Boston, Massachusetts 02109

TENANT:           EPIX  Medical, Inc., a Delaware corporation

ORIGINAL ADDRESS
 OF TENANT:              71 Rogers Street, Cambridge Massachusetts 02142

PREMISES:         The following premises shown on Exhibit 1:

                  approximately 2,660 square feet located in the 6,640 square foot building known as and numbered 63 Rogers Street,

                  approximately 4,390 square feet located in the 5,360 square foot building known as and numbered 65 Rogers Street,

                  approximately 2,500 square feet located in the 2,500 square foot building known as and numbered 69 Rogers Street,

                  approximately 2,500 square feet located in the 2,500 square foot building known as and numbered 71 Rogers Street,

                  approximately 5,000 square feet located in the 5,000 square foot building known as and numbered 75 Rogers Street,

                  all in Cambridge, Massachusetts (collectively, the Building or Buildings)

FIRST OFFER PREMISES:  The following premises shown on Exhibit 1-A:

                  approximately 3,980 square feet located in the 6,640 square foot building known as and numbered 63 Rogers Street, and approximately 971 square feet located in the 6,640 square foot building known as and numbered 65 Rogers Street approximately 5,900 square feet located in the 5,900 square foot building known as and numbered 67 Rogers Street also in Cambridge, Massachusetts. If added to the Premises, these premises also will, with the other Premises, be referred to collectively as the Building. See Section 3.4 for exercise rights to lease the First Offer Premises. See Section 6.1 for Annual Fixed Rent on the First Offer Premises.

TERM:             Five years

COMMENCEMENT DATE: January 1, 1998

TERMINATION DATE:  December 31, 2002

ANNUAL FIXED RENT:
                         January 1, 1998 - December 31, 1998        $258,700.00
                         January 1, 1999 - December 31, 1999        $275,750.00
                         January 1, 2000 - December 31, 2000        $292,800.00
                         January 1, 2001 - December 31, 2001        $309,850.00
                         January 1, 2002 - December 31, 2002        $326,900.00

MONTHLY PAYMENT:
                         January 1, 1998 - December 31, 1998        $ 21,558.33
                         January 1, 1999 - December 31, 1999        $ 22,979.17
                         January 1, 2000 - December 31, 2000        $ 24,400.00
                         January 1, 2001 - December 31, 2001        $ 25,820.83
                         January 1, 2002 - December 31, 2002        $ 27,241.67

TENANT'S PERCENTAGE OF
 OPERATING EXPENSES:     63 Rogers Street         40.06%
                                              65 Rogers Street          81.90%
                                              69 Rogers Street          100%
                                              71 Rogers Street          100%
                                              75 Rogers Street          100%

                                              and if the First Offer Premises
                                              are added to the Lease:

                                              63 Rogers Street          100%
                                              65 Rogers Street          100%
                                              67 Rogers Street          100%

PERMITTED USES: General Office use and technical office for research development laboratory or research facility use, and manufacture, processing, assembly and packaging of drug, all to the extent permitted by applicable law and no other use

SECURITY DEPOSIT: None

BROKER: The Beal Companies

SIGNATURES

LANDLORD:                        TENANT:

Bruce A. Beal and Robert L.
Beal, Trustees as aforesaid
and not individually

By: Beal and Company, Inc.,      EPIX  Medical, Inc.
    Managing Agent


By: /s/ Robert Beal                     /s/ Michael D. Webb
    ------------------------            -----------------------------------
    Robert Beal its                     Michael D. Webb its President & CEO
    hereunto duly authorized            hereunto duly authorized

                               CLERK'S CERTIFICATE

   The undersigned hereby certifies (1) that s/he is the duly elected Clerk of the corporation executing this Lease as Tenant, (2) that the Tenant's Board of Directors has duly decided as required by law and the Tenant's governing documents that the Tenant shall enter into this Lease and has duly empowered the person who executed this Lease to do so in the name of and on behalf of the Tenant, and (3) that the Tenant's execution and performance of this Lease is consistent with and does not contravene or violate the law and governing documents under which Tenant is organized and operated.


                                 /s/ Jeffrey R. Lentz
                                 -------------------------------
                                     Jeffrey R. Lentz, Clerk





LIST OF EXHIBITS



Exhibit 1 -       Floor Plan of Premises

Exhibit 2 -       Landlord's Work

Exhibit 3 -       Tenant's Work

Exhibit 4 -       Clean-up Requirements

2. PREMISES

2.1 Premises. The Premises are that portion of the Building shown on the Floor Plan (Exhibit 1) attached hereto and comprise the entire Building as to the following portions of the Premises: 69 Rogers Street, 71 Rogers Street and 75 Rogers Street.

2.2 Deleted.

2.3 Appurtenant Rights. Subject to Landlord's rules, Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto: (a) the common lobbies and hallways, if any, of the Building; and (b) any common toilets and other common facilities, if any.

         Tenant has exclusive rights to use the entire Building(s) at 69, 71 and 75 Rogers Street. Landlord retains to right to permit restroom use within such Building(s) as necessary or convenient in the event this Lease is terminated for any reason as to some but not all of such portion of the Premises.

2.4 Landlord's Reservations. Landlord reserves (a) access to the Premises for inspection and repair on prior notice reasonable under the circumstances and during Tenant's business hours; and (b) any space in the Premises used for shafts, stacks, pipes, conducts, wires and appurtenant fixtures, ducts, electrical wiring, sinks or other facilities which serve the Building. Access and repair shall be done in a manner designed to reasonably minimize interference with Tenant's use of the Premises. Landlord reserves the right to alter existing patterns of vehicular traffic flow in the vicinity of the Building including, without limitation, reduction or elimination of vehicular flow (other than delivery and other service vehicles) on Rogers Street.

3. COMMENCEMENT AND TERM OF LEASE

3.1 Condition and Delivery of Premises. The Premises are leased to Tenant in their existing condition without warranty or representations except as stated in this Lease. Landlord shall deliver possession on the Commencement Date. If Landlord is unable to do so because a prior tenant or occupant retains possession, Landlord shall incur no liability thereto nor shall such failure affect the validity of this Lease except that Annual Fixed Rent and all other amounts due from Tenant shall be abated pro rata as to the area not delivered until possession of the occupied space is delivered to Tenant.

         Tenant acknowledges that at the time of execution of this Lease Tenant is in full possession.

3.2 Habendum. To have and to hold the Premises for the Term commencing on the Commencement Date and ending on the Termination Date or such earlier date upon which said term may expire or be terminated pursuant to this Lease or pursuant to law (collectively the "Termination Date").

3.4 Termination Right In the event this Lease is in full force and effect without notice of default to Tenant or, if such notice of default has been given, Tenant is acting promptly and diligently to cure the same and applicable grace periods, if any, have not expired, and the original Tenant holds the entire Tenant's interest hereunder, the original Tenant shall have the right to terminate this Lease as to all Premises effective December 31, 1999 (the "Termination Right"). Tenant shall exercise this Termination Right, if at all, only by written notice to Landlord given not sooner than January 1, 1999 nor later than June 1, 1999 stating Tenant's election to terminate this Lease effective December 31, 1999 and accompanied by payment in good funds of a termination fee of $125,000.00. If (but only if) so exercised, this Lease shall thereupon terminate on December 31, 1999 with the same force and effect as if that had been the originally agreed Termination Date. Following exercise of the Termination Right, Tenant shall no longer have any Rights of First Refusal, and any Rights of First Refusal previously exercised which have not been (or are not to be) added to the Premises with the Term for such Premises begun on or before January 1, 1999 shall be void and of no further force or effect. Rights of First Refusal previously exercised as to Premises which have been added to the Premises, with the Term begun, prior to January 1, 1999 shall not be affected by Tenant's exercise of the Termination Right.

3.5 Right of First Offer In the event this Lease is in full force and effect without notice of default to Tenant or, if such notice of default has been given, Tenant is acting promptly and diligently to cure the same and applicable grace periods, if any, have not expired, and the original Tenant holds the entire Tenant's interest hereunder and is in occupancy of not less than 70% of the Premises and engaged in the active conduct of its business, the original Tenant shall have a "right of first offer" to lease all the remaining space at 63 Rogers Street and 65 Rogers Street, and also all the remaining space at 67 Rogers Street, both in Cambridge, Massachusetts shown on Exhibit 1-A attached hereto (the "First Offer Premises") in their then existing condition, with no obligation in Landlord with regard to altering or improving the condition thereof, for an Annual Fixed Rent determined as stated in Section 6.1 for a term ending on the Termination Date and otherwise on all the terms and conditions of this Lease. Tenant may exercise the right of first offer (i) as to 63 Rogers Street and 65 Rogers Street together, (ii) as to 67 Rogers Street only or (iii) as to all the First Offer Premises, but only on the same, single occasions, and shall exercise the right of first offer, if at all, only as follows.

         The First Offer Premises at 63 Rogers Street and 65 Rogers Street are presently occupied by Immunetics, Inc. and the First Offer Premises at 67 Rogers Street are presently occupied by Therion Biologics Corporation, each under lease. If, during the Term of this Lease, the First Offer Premises are to (or have) become available for Tenant's use, Landlord shall so notify Tenant. Such notice shall state the date on which the First Offer Premises in question would be added to Tenant's leased premises under this Lease (or, if that date is uncertain, may state the earliest date such First Offer Premises could be added to Tenant's leased premises under this Lease) and shall be given not sooner than )ninety (90) days before such date (or, if given sooner, shall not be effective until that date). Tenant shall have the right to lease the First Offer Premises in question on the terms and conditions stated above if (but only if) (1) Tenant gives Landlord written notice of its intention to do so within) thirty (30) business days of receipt (or the effective date, if later) of Landlord's notice of availability and also (2) executes and delivers to Landlord, within thirty
(30) business days of receipt thereof, the amendment adding the First Offer Premises to this Lease on the terms and conditions stated above, and Tenant's failure to do either of these acts within the time stated (time being of the essence as stated in Section 14.7) shall terminate Tenant's right to lease the First Offer Premises described in such notice hereunder.

         The First Offer Premises are presently occupied and Tenant acknowledges that it is in Landlord's economic interest to prefer an existing tenant to all other occupants. Landlord and Tenant agree to balance this interest with Tenant's economic interest in having the right of first offer as follows. Landlord shall not be obligated to offer the First Offer Premises to Tenant (1) so long as either Immunetics, Inc. or Therion Biologics Corporation or any person claiming by, through or under either as the Tenant and having become the Tenant with Landlord's consent (hereafter referred to, with respect to the space each occupies, as the "Present Tenant") wishes to continue to occupy their respective First Offer Premises, whether under the present lease, any extension or renewal thereof, a new lease or otherwise. Accordingly, Tenant acknowledges that Tenant's right of first offer (1) in no way limits Landlord's right to negotiate and grant the Present Tenant, further rights of occupancy (under lease or otherwise) in premises which include the First Offer Premises. Tenant shall have the right to inspect the First Offer Premises on reasonable notice at any reasonable time and from time to time after Landlord's notice of its availability.

4. PREPARATION OF PREMISES

4.1 Tenant's Work. Landlord hereby consents to, and Tenant agrees to perform at its sole expense, the work described in Exhibit 3. Tenant shall perform no work in the Premises not shown on plans approved in writing by Landlord. Tenant shall secure Landlord's prior written approval (not to be unreasonably withheld or delayed) of the contractor(s) to do Tenant's work. All persons working in the Premises in connection with Tenant's improvements shall be covered by workman's compensation. Tenant shall indemnify and save harmless Landlord from all costs, expenses, damages or losses sustained or claimed against Landlord arising out of work done by Tenant or by Landlord on Tenant's account in the Premises, including without implied limitation attorneys' fees, and on Landlord's written request shall provide a copy of Tenant's contractor's payment bond, or, at Tenant's option, other evidence of the contractor's financial integrity satisfactory to Landlord. Tenant shall promptly cause to be removed, by lien bond if necessary, any liens or notices or other claims of lien against the Premises arising out of Tenant's work. Any special approvals for occupancy of the Premises, municipal or otherwise, necessitated by the nature of Tenant's business or the like shall be Tenant's sole responsibility.

5. USE OF PREMISES

5.1 Permitted Use. Tenant shall occupy the Premises continuously during the Term and shall use the Premises only for the purposes as set forth in Section 1 and for no other purposes, and as to purpose(s) with area limitations stated in
Section 1, to no greater extent as to such purpose(s) than so stated. Tenant agrees always to use the Premises in accordance with the requirements of the Cambridge Zoning Code and other applicable law, and that Landlord has made no warranties or representations, expressed or implied, with regard thereto.

5.2 Prohibited Uses. Without limiting the generality of Section 5.1, Tenant shall not use any part of the Premises (a) in any manner which would violate this Lease, (b) for any unlawful purpose, (c) in any manner which in Landlord's judgment impairs the appearance or reputation of the Building or (d) in any manner which impairs or interferes with Building services or the economic heating of the Building or Premises, or with use of other areas of the Building, or which interferes with other tenants or occupants of the Building. Tenant may not install coffee makers, refrigerators, cooking equipment or other food-related equipment in the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld as to equipment designed for Tenant's employees which requires no permits and no construction or special venting.

         All volatile, dangerous or harmful substances shall at all times be stored in a secure area in a safe manner and always in compliance with applicable law and government and insurance requirements and guidelines.

5.3 Licenses and Permits. Tenant shall obtain at its expense all licenses or permits required for the lawful conduct of Tenant's business.

5.4 Signs. Tenant shall not place any new signs on the exterior of the Building, in any window or in any common or public area without Landlord's prior written consent, which consent shall not be unreasonably withheld to one additional sign for each entry satisfactory in design and size to Landlord. Tenant's signs shall comply with applicable law.

6. RENT

6.1 Annual Fixed Rent. Tenant covenants and agrees to pay to Landlord at the Original Address of Landlord, or such other place as Landlord may by written notice to Tenant direct, Annual Fixed Rent stated in Section 1 in equal monthly installments on the first day of each month during the Term and pro rata for any partial month. The first payment shall be made on execution of this Lease and shall be for the first full month for which full rent is due plus any preceding partial month.

         Tenant may (but is not obligated to) send Landlord a notice prior to exercise of the Tenant's right of first offer to include the First Offer Premises (or either of them) in the Premises inquiring as to the Annual Fixed Rent Landlord would be willing to accept for such Premises (the "Rent Inquiry Notice"). Within thirty (30) days of receipt of the Rent Inquiry Notice (or by February 15, 1999 if later) Landlord shall inform Tenant in writing of such Annual Fixed Rent ("Landlord's Offered Annual Fixed Rent"). If Tenant states in Tenant's notice adding the First Offer Premises (or either of them) to the Premises that Tenant accepts Landlord's Offered Annual Fixed Rent, then that shall be the Annual Fixed Rent as to the First Offer Premises in question.

         If Annual Fixed Rent for the First Offer Premises has not been established in accordance with the preceding paragraph, then Annual Fixed Rent for the First Offer Premises (or either of them) shall be established by agreement between Landlord and Tenant and shall be based on ninety percent (90%) of the fair market rent for the First Offer Premises (exclusive of Real Estate Taxes and Operating Expenses) on or about the date the First Offer Premises in question will be added to the Premises (but in no event shall the rate per square foot of Annual Fixed Rent for the First Offer Premises at 67 Rogers Street be less than the rate per square foot used to determine Annual Fixed Rent for the portion of the initial Premises at 69 Rogers Street, 71 Rogers Street and 75 Rogers Street, which was $16 per square foot for the first twelve months increasing by $1 per square foot each twelve months thereafter, nor shall the rate per square foot of Annual Fixed Rent for the First Offer Premises at 63 Rogers Street and 65 Rogers Street be less than the rate per square foot used to determine Annual Fixed Rent for the other portions of the initial Premises, which was $14 per square foot for the first twelve months increasing by $1 per square foot each twelve months thereafter (except, as to 63 Rogers Street and 65 Rogers Street, that if the same are hereafter improved prior to exercise of the First Offer, then such rate shall be $16 per square foot for the first twelve months increasing by $1 per square foot each twelve months thereafter). Fair market rent shall be the highest Annual Fixed Rent (or schedule or formula of varying rents) which willing tenants would pay to lease such area for the term in question in a competitive and open market under terms and conditions substantially the same as those of this Lease with such area considered free and clear of this Lease and as though then available for occupancy for any legal use in their then condition. Rent historically paid under this Lease shall be disregarded in determining fair market rent.

         If Landlord and Tenant have not agreed on such fair market rent in writing within sixty (60) days following Tenant's exercise of its rights to rent the First Offer Premises, the fair market rent shall be determined by appraisers, one to be chosen by Landlord, one to be chosen by Tenant and a third to be selected by the two first chosen if the first two cannot agree; or, at Landlord's option, by a member of the American Society of Real Estate Counsellors experienced in first class urban office buildings.

         Landlord and Tenant shall each notify the other of its chosen appraiser within thirty (30) days after the end of the period during which Landlord and Tenant were to agree on Annual Fixed Rent as to the First Offer Premises and, unless those two appraisers shall have reached a unanimous decision within forty-five (45) days from the end of that thirty (30) day period, they shall within the following fifteen (l5) days select a third appraiser, notify Landlord and Tenant thereof and proceed forthwith to decision. If Landlord elects to have the determination made by a member of the American Society of Real Estate Counsellors, Landlord shall notify Tenant within thirty (30) days after the commencement of such year of the name of the Counsellor chosen, and neither party shall have any further obligation to select appraisers. If Tenant notifies Landlord within thirty (30) days of the date of Landlord's notice that Tenant wants two (2) or, if necessary three (3), such Counsellors to act, and includes in that notice the name of a second Counsellor, then Landlord shall so inform the original Counsellor, and those two Counsellors shall proceed in the manner and on the schedule specified herein for appraisers, including selecting a third Counsellor failing agreement of the two. Landlord and Tenant shall each bear the expense of the appraiser/Counsellor chosen by it and shall bear equally the expense of the third appraiser/ Counsellor (if any) or of the sole Counsellor if he or she acts alone. The written decision of the sole Counsellor, the unanimous written decision of the two first appraisers/Counsellors chosen, without selection and participation of a third, or, if they do not agree, the written decision of a majority of the three appraisers/Counsellors, as the case may be, shall be conclusive and binding upon Landlord and Tenant.

         Until Annual Fixed Rent for the First Offer Premises in question is determined, Tenant shall make payments of Annual Fixed Rent at the annual rate of $16 per square foot subject to retroactive adjustment, without interest, in conformity with and within thirty (30) days of the determination of Annual Fixed Rent as set forth in this Section.

6.2 Additional Rent; Taxes and Operating Expenses. Tenant agrees to pay as additional rent for any period or portion thereof included within the Term and in the manner stated in Section 6.2.1 (a) Tenant's Share (defined below) of Real Estate Taxes (defined below) and (b) Tenant's Percentage (defined in Section 1) of Operating Expenses as defined in Section 6.2.2. Tenant shall pay all increased taxes attributable to any improvement or alteration in the Premises for the exclusive benefit of Tenant.

         "Tenant's Share" shall mean (i) that percentage of Real Estate Taxes allocated to land value by the City of Cambridge assessors which the square footage of the Premises bears to the total square footage of all buildings included within the same tax bill as the Premises on January 1st in each year and (ii) the applicable tax rate (a) applied to the assessment of the Premises most recently determined by the City of Cambridge Assessors, and (b) if the Assessor's valuations are not available, then applied to the Premises' share of the value attributed to all buildings within such tax bill allocated by Landlord among the Premises and such other building(s) in Landlord's sole good faith judgment. The term "Real Estate Taxes" and "taxes" shall mean all taxes, assessments, betterments, use fees and charges, sewer entrance fees and all other public charges, (including so called "linkage payments" required to be paid by Landlord) levied, assessed or imposed at any time by any governmental authority or agreed or governmentally imposed "in lieu of" or similar charges, upon or against the land and Building(s) described in
Section 1 and all other properties of Landlord included in the same tax bill, and the land used for parking by Landlord's tenants of Landlord's several properties in the proximity of the Building (but Tenant's Share shall not include Real Estate Taxes to the extent Real Estate Taxes for such land used for parking are included within the parking fees charged by Landlord for such parking), or, in the case of assessment, betterment, or other charges to improve services, facilities or other amenities in the vicinity of Landlord's said properties, voluntarily accepted by Landlord .

         Landlord represents that the present tax bill for the Premises includes the buildings at 69 Rogers Street, 71 Rogers Street, 75 Rogers Street, and 79 Rogers Street.

         Real Estate Taxes shall not include taxes, assessments etc. on additional rental space constructed by Landlord unless there is a corresponding reduction in Tenant's Share.

6.2.1 Billing of Taxes and Operating Expenses.

         (a) Landlord will send Tenant a copy of the tax bill(s) and a statement for Tenant's portion thereof, and Tenant will pay Tenant's Share to Landlord within 10 days. Landlord reserves the sole right to bring proceedings for abatement of taxes and Tenant assigns Landlord all rights Tenant may now or hereafter have with respect thereto, whether arising under statute or by any other means. If Landlord receives a refund of taxes (whether as a result of abatement or otherwise) allocable to any period for which Tenant has paid its Share of Taxes, Landlord shall refund, or credit, Tenant, in Landlord's discretion, Tenant's Share of the refunded amount (net of all costs and expenses of obtaining the refund).

         At Landlord's election or if any mortgagee requires, Tenant shall pay 1/12th of Tenant's obligations for real estate taxes on the first day of each month based on taxes for the prior tax year so that Landlord shall have received sufficient monthly payments at least 15 days before each payment is due the taxing authority to make full payment of such taxes when they are due, which funds Landlord may hold in co-mingled accounts and without interest to Tenant. If Tenant is late in any tax payment, Tenant shall pay Landlord any interest required of Landlord by the taxing authority, or if Landlord advances the Taxes, Tenant shall pay Landlord interest as stated in Section 6.3.

         If during the Term, under the laws of the United States, Massachusetts, Middlesex County or Cambridge, or other governmental entity having jurisdiction, there shall be adopted some other method of taxation upon or relating to the economic productivity of real estate in addition, substitution or modification in whole or in part for taxes on real estate as now levied in Massachusetts including, by way of illustration and not limitation, taxes on rent and increased or new fees for municipal services, Tenant will pay such substitute or modified taxes and fees as soon as the same shall become due and payable. If the parties cannot agree whether such taxes or fees are in fact in addition, substitution or modification in whole or in part for taxes and fees on real estate, as now levied, or on the extent to which the Tenant should bear the cost of such taxes and fees, the matter shall be submitted to arbitration by the parties in accordance with the provisions of Section 14.6. Notwithstanding such submission, Tenant agrees to pay Landlord such taxes and fees when and in the amount demanded by Landlord, with refund to the Tenant, without interest, of any amount determined by said arbitrators to be in excess of Tenant's obligations under this Section 6.2.3. It is the parties' intent that Landlord's net return of Annual Fixed Rent shall not be reduced by changes in the methods or structure of taxing the economic productivity of real estate and this clause shall be interpreted to effect that result.

         (b) Tenant shall incur in its own name and pay for all Operating Expenses within the scope of its duties stated in Section 7. As to any Operating Expenses which Landlord incurs pursuant to its duties under Section 7, Tenant shall pay such Operating Expenses as follows. Tenant shall pay Landlord on the first day of each month a monthly payment representing 1/12th of the annualized Operating Expenses based on Landlord's most recent fiscal period. Landlord shall furnish to Tenant, at such interval as Landlord shall from time to time determine a statement of Operating Expenses sustained by Landlord during each fiscal period, all or part of which falls within the Term, together with a computation of Tenant's Percentage thereof and Tenant will pay Tenant's Percentage within fourteen (14) days of receipt of such statement. Operating Expenses of the Building are defined in Section 6.2.2. Tenant shall have the right, on reasonable prior notice and during Landlord's business hours at Landlord's offices, (but not more often than annually) to inspect such of Landlord's records as are necessary to establish the Operating Expenses of the Building for the current period and the one year preceding. If Tenant's examination establishes that Operating Expenses were incorrectly stated, Landlord shall reimburse (or Tenant shall pay, as the case may be) promptly such as is required for Tenant's full payment of Operating Expenses actually due under this Lease with respect to the period examined by Tenant.

         Together with the last such payment of Operating Expenses for any period, and on the first of each months until the next statement, Tenant shall remit to Landlord one month's portion of the Tenant's Percentage of Operating Expenses incurred during the period just completed. If such monthly remittances exceed Operating Expenses for the period, Tenant may credit the difference against the next installment of Operating Expenses due to Landlord (or if such excess is determined after the end of the Term, Landlord shall apply such excess to any remaining obligations Tenant may have under the Lease, and shall pay any balance to Tenant). If such remittances are less than the Operating Expenses for such period, Tenant shall pay the difference to Landlord when Operating Expenses are payable as provided in the preceding paragraph. Landlord may change the fiscal period as Landlord desires.

6.2.2 Definition of Operating Expenses. "Operating Expenses" shall mean (i) all amounts of whatever nature incurred by Landlord or Tenant in connection with the operation, management, repair and replacement not involving casualty loss (to which Article 10 applies), and maintenance of the Building and (ii) the Building's pro rata share (apportioned by building area as determined by Landlord among the building and the properties referenced below) of all amounts of whatever nature incurred by Landlord in connection with the operation, management, repair and replacement of the grounds surrounding the Building and Landlord's other properties in the proximity of the Building as determined by Landlord in its sole discretion and of the parking facilities serving Landlord's several properties in the proximity of the Building. For example, Operating Expenses include charges for water and other public facilities, insurance (including, without limitation, casualty, liability, environmental and other insurance against such risks and in such amounts as Landlord, in its sole discretion, shall determine or as may be required by any mortgagee), exterior maintenance of the Building; snow removal, sidewalk maintenance and repair and maintenance of the grounds, shrubs, trees and other landscaping of Landlord's other properties near the Building; security service, if any; compensation of personnel below the grade of building manager providing service to the Building; the costs of maintaining assessed value referenced in Section 6.2.1 and a management fee atnot in excess of competitive rates. Operating Expenses pursuant to subsection (ii) above are in the nature of common expenses and shall be allocated among Landlord's several properties in the proximity of the Building according to leasable building area or such other equitable basis as Landlord shall determine. Operating Expenses do not include mortgage charges, brokerage commissions, executive (owner) salaries, Landlord's cost of work done for a particular tenant for which Landlord is reimbursed by such tenant and such portion of expenditures as are not properly chargeable against income. If, during the Term, Landlord in replacement of items makes capital expenditures in replacement of items not fully includible in Operating Expenses for the year in which made, there shall be included in Operating Expenses for each year the amount, if any, by which the annual charge-off (determined as hereinafter provided) of such expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of, the capital item being replaced) exceeds the annual charge-off of the original cost of such item; and
(ii) if a capital expenditure is made for a new capital item not in replacement of another capital item, provided such capital expenditure is appropriate to prudent management of real property or is of direct benefit to Tenant, then Operating Expenses shall include in each fiscal year thereafter the annual charge-off of such capital expenditure. Annual charge-off shall be determined by dividing the original cost of a capital item or expenditure by the useful life (in years) of the capital item acquired. Landlord will determine useful life in accordance with generally accepted accounting principles.

         In no event shall Operating Expenses include:

         (1) repairs or other work occasioned by fire or other casualty or by the exercise of eminent domain;

         (2) leasing commissions, attorneys' fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants;

         (3) costs for which Landlord can be reimbursed by insurance, warranties or similar sources;

         (4) renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the properties;

         (5) Landlord's cost of electricity and other services that are sold to specific tenants (as distinguished from most or all tenants in Landlord's properties in the environs f the Premises) and for which Landlord is entitled to be reimbursed by such tenants as an additional charge; and

         (6) any fines or penalties incurred due to violations by Landlord or any governmental rule or authority.

         If Landlord sustains any expense hereunder by reason of misuse or neglect of the Premises, the Building, the grounds near Landlord's other properties in the vicinity of the Building or driveways and parking areas by Tenant, or its agents, employees and invitees, such cost shall not be Operating Expenses and Tenant shall reimburse Landlord fully on within five business of days of demand for all such expenses as additional rent.

6.2.3 Certain Excluded Charges. Tenant shall not be required to pay any franchise, corporate, estate, inheritance, succession, capital levy, or transfer tax of Landlord, or any income tax imposed in respect of Landlord's income from the Premises (as distinguished from an excise tax upon rentals, which shall be Tenant's obligation).

6.3 Late Charges. Rent and additional rent not paid within thirty (30) days of the date due shall bear interest at the annual rate of 2% over the Base Rate of the First National Bank of Boston, whichever is greater, (or at any lower maximum rate permitted by law) from the date first due until paid.

6.4 Security Deposit. During such time as the Security Deposit (if any) is a cash deposit, Tenant shall deposit and maintain with Landlord the Security Deposit which Landlord may commingle with Landlord's other funds without interest to Tenant. The Security Deposit shall be returned to Tenant at the expiration of this Lease upon Tenant's written request, provided Tenant has not breached this Lease. Landlord in its discretion may apply the Security Deposit in total or partial satisfaction of any default by Tenant, without affecting or waiving any other rights or remedies. At the time of execution of this Lease, there was no Security Deposit.

7. ALLOCATION OF BUILDING SERVICES

7.1 Landlord's Duties. Within a reasonable period after Landlord has received notice (or has actual knowledge) of the need thereof, Landlord shall repair the exterior walls (but not interior surfaces thereof or window glass) structural interior walls (but not the surfaces thereof or glass therein) and the roof of the Premises, in each instance to the general standard of repair now existing at Landlord's various properties in the vicinity of the Building, and shall repair, or replace if necessary, utilities exterior to the Building. Landlord's duty of repair shall not extend to reasonable wear and tear. (Article 10 governs casualty or taking).

7.2 Tenant's Duties. Except as specifically herein otherwise provided, Tenant shall keep the Premises, including all non-structural elements, and as to Tenant's obligations under Section 8.l, the Premises and areas in the vicinity thereof, in the same good order, repair and condition as they are in on the Commencement Date, or by improvements may be put in during the Term, reasonable use and wear and damage by fire or other insured casualty, damage by taking and damage resulting from any failure of Landlord to perform its obligations only excepted, including, for example, floors, doors, windows, glass, interior wall surfaces, fixtures and equipment in the Premises, heating, air conditioning, plumbing, sprinkler system, electrical and mechanical fixtures and equipment, and the air, water and soil in, under and in the vicinity of the Premises. Tenant shall keep the Premises safe, orderly and clean, including, rug shampoos and waxing of tile floors.

7.3 Tenant to Pay for All Utilities. Tenant will contract, in its own name, and pay for all utility services, including without limitation, water, electricity and heating, ventilation and air conditioning. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service. If any utilities are not separately metered, Tenant shall pay a pro rata share, based on use as determined by Landlord or at Landlord's option according to Tenant's Percentage of Operating Expenses.

7.4 Deleted.

7.4.1 Repairs for Account of Other Party. If, after written notice or after oral notice which is reasonable under the circumstances, Tenant fails to do needed repairs promptly, Landlord may, at Tenant's expense, make any such repairs without waiving any right or remedy for Tenant's failure to make such repairs.

         If after written notice, Landlord fails to do needed repairs within thirty days (or such further reasonable time as may be required in the circumstances, provided Landlord promptly commences and diligently pursues such repairs), Tenant may thereafter give Landlord written notice of Tenant's intention to perform such repairs, with a description in reasonable detail of the work proposed to be done. Landlord may send one or more notices (the "Objection Notice') within said thirty days identifying those portions of the work described by Tenant which in Landlord's judgment are not Landlord responsibilities under this Lease. Tenant may set-off against Annual Base Rent (but not against Additional Rent) the reasonable cost of that work performed by Tenant after the thirty day period expired which was not identified in an Objection Notice. In no event may Tenant set off any work done prior to expiration of thirty day period or identified in an Objection Notice until Landlord and Tenant have agreed that it is a Landlord obligation under this Lease.

7.5 Curtailed Services. If any of Landlord's services are curtailed by any reason or cause beyond Landlord's reasonable control, there shall be no abatement of rent or other compensation due to Landlord, nor shall Tenant's obligations hereunder be reduced. Landlord agrees to pursue restoration of such services, but this undertaking does not alter in any way the preceding sentence.

7.6 Payment for Tenant's Work. The Premises shall at all times be free of liens for labor and materials. To that end, Tenant shall pay promptly for all work or services with respect to the Premises undertaken or on behalf of Tenant. Tenant shall have the right to contest / dispute claims brought by contractor's, subcontractors and suppliers so long as Tenant keeps the Premises free of all liens and claims in the nature of liens, whether by surety bonds or otherwise, and Landlord has not been named in (or, if named, has been dismissed from) any litigation related thereto. Landlord shall receive a commercially reasonable supervisory fee, determined by Landlord, for work performed by or under the supervision of Landlord.

8. TENANT'S ADDITIONAL COVENANTS

8.1 Compliance with Law, Including Hazardous Substances. Tenant, at its sole expense, shall comply with all applicable law, and all applicable insurance requirements, with respect to Tenant's use and occupancy of the Premises and will not do or permit to be done anything upon the Premises which will violate applicable law or invalidate or be in conflict with fire and casualty insurance policies. Except for necessary quantities of customary and usual cleaning supplies used in cleaning and maintenance of the Premises, which shall be properly stored, and except as otherwise provided in this Section 8.l, there shall not be brought on or kept within the Premises any inflammable, combustible or explosive fluid, material or chemical, or any hazardous, toxic or radioactive material or substance, including without limitation oil (collectively, "Hazardous Substances") regulated by any local, state or Federal law (for example, the Federal Comprehensive Environmental Response Compensation Liability Act of l980, the Massachusetts Hazardous Waste Management Act and the Massachusetts Oil and Hazardous Material Release Prevention Act) as now in existence or as hereafter enacted or amended (collectively "Hazardous Substance Law").

         Tenant agrees not to store or use any Hazardous Substance in, on or about the Premises, or dispose of Hazardous Substances from the Premises to any other location, without Landlord's prior written consent, (i) such Hazardous Substance is related to the Permitted Uses of the Premises and (ii) Tenant has obtained all permits and approvals therefor and the same are validly issued and outstanding and may be relied on by Tenant, or commit or suffer to be committed in or on the Premises any act which would require the filing of a notice pursuant to any Hazardous Substance Law, including without limitation Massachusetts General Laws Chapter 2lE. Tenant agrees that it shall use, store and dispose of such Hazardous Substances only in accordance with applicable Hazardous Substance Laws (and, to the extent stricter than such Laws, according to the standard operating and quality control procedures and standards prevailing in the diagnostic medical products development industry ("Industry Standards"), Tenant agrees that it shall, upon written request therefor from Landlord, advise Landlord in writing in detail reasonably satisfactory to Landlord of (a) Tenant's safety and training procedures for handling such materials and (b) application for, receipt of, rejection regarding and withdrawal or lapse of any license or permit required with respect to Hazardous Substances relating to Tenant's Permitted Uses of the Premises. Tenant agrees that it shall, upon written request from Landlord from time to time, advise Landlord in writing of any Hazardous Substances used or stored by Tenant in the Premises (and on written advice from Tenant regarding any confidentiality requirements with respect to any Hazardous Substance disclosed to Landlord, Landlord shall comply with such confidentiality requirements). In the event that Tenant receives from any federal, state or local governmental agency any notice of violation or alleged violation of any Hazardous Substance Law, Tenant agrees to forward to Landlord a copy of any such notice within three (3) days of Tenant's receipt thereof, and Tenant agrees to take all steps necessary to bring Tenant's use of the Premises into compliance with such Hazardous Substance Law and any other applicable law.

         Tenant shall maintain on the Premises or, with notice to Landlord, at another location in the greater Boston area, throughout the Term and, after the termination of this Lease, at its main office, for at least five (5) years, (i) records of all Hazardous Substances used in Tenant's business at the Premises or otherwise brought on to the Premises and (ii) copies of all written materials which to Tenant's knowledge constitute any part (or all) of the Industry Standards. Subject to such confidentiality, proprietary information and trade secret assurances as Tenant reasonably may impose with regard to further disclosure of such records and materials, and information gained therefrom to third parties, Landlord or its representatives may from time to time inspect and copy such records and materials. As to materials stored at other than the Premises, Tenant agrees to provide such copies to Landlord at Landlord's written request. All information obtained by Landlord from its review of such records and materials shall be used solely for evaluating compliance with Hazardous Substances Laws and Tenant's obligations under this Lease, shall be held in strict confidence by Landlord, and shall not be disclosed to any third party (except in connection with the matters specifically contemplated by this Lease or as mandated by any applicable governmental law, ordinance or regulation, and then only to the extent necessary to accomplish the matters set forth herein or as to so mandated). Notwithstanding anything to the contrary contained in this Section, Landlord shall have the right to make the information available to its employees having in Landlord's good faith judgment a need to know, to consultants or other parties retained or contracted by Landlord to evaluate the information and/or the Premises, and to Landlord's legal counsel, provided that such employees, consultants and other parties, and counsel shall be bound by these confidentiality provisions.

         At Landlord's or Landlord's lender's request from time to time during, and upon the expiration of, the Term of this Lease, Tenant shall cause the Premises and the Building and land, air and water related thereto to be inspected by a qualified professional satisfactory to Landlord for the presence of any material or substance prohibited or regulated under any Hazardous Substance Law and to obtain and forward to Landlord the professional's written report setting forth the scope and results of such inspection; provided however, that during the Term Landlord may require only one "without cause" inspection, and Landlord can require other inspections during the Term only if Landlord has reason to believe or suspect that there has been a release of Hazardous Substances or other violation of Hazardous Substance Law for which Tenant would be responsible. (Landlord's lender is not bound by this restriction.). In addition, Landlord may, at its expense, have such inspections performed at any reasonable time and Tenant will cooperate with such inspections, provided however, that any such inspections shall be conducted in a manner reasonably intended to minimize any disruption of Tenant's conduct of its business.

         Tenant agrees not to cause, permit or tolerate, by act or omission of Tenant, Tenant's employees, agents or contractors or any other person who is on or in the vicinity of the Premises by reason of Tenant's occupancy of the Premises, any release or discharge any Hazardous Substance within, onto or in the vicinity of the Premises. Tenant's responsibility shall include all releases or discharges of Hazardous Substances (a) occurring during the Term, without regard to actual occupancy by Tenant, and during any other period Tenant is in occupancy of all or any part of the Premises (the "Possession Period") and also
(b) occurring or continuing to occur after the Possession Period by virtue of events first occurring during the Possession Period for which Tenant is responsible under this Section.

         Tenant agrees at Tenant's sole cost and expense to remove from the Premises, and the buildings adjacent to and the air, land and water above, around and under, the Premises and buildings adjacent thereto, as more completely set forth on Exhibit 4 any Hazardous Substance which may be released thereon for which Tenant is responsible under this Lease. Tenant shall not be obligated to remove any Hazardous Substances (a) that were on the Premises prior to the date on which Tenant, its contractors, agents or employees first entered the Premises (which the parties agree is before the Commencement Date of the Term) or (b) caused by the acts or omissions of Landlord without regard to fault and involving Hazardous Substances other than those brought on the Premises by Tenant.

         Tenant shall be liable for and shall indemnify Landlord, as additional rent, against any and all liability arising from the breach of any of Tenant's covenants and agreements under this Section 8.l, including without implied limitation (i) all costs and expenses of or related to response and remediation, whether performed under judicial order, governmental requirement or in voluntary compliance with Hazardous Substance Laws, (ii) all liability for injury to persons and damage to property, (iii) all fines and penalties and (iv) all costs and expenses of dispute, such as attorneys' fees and costs and the fees and costs of Licensed Site Professionals and other persons whose services are reasonably related to such liability, incurred by Landlord in connection therewith, whenever such liability shall arise and for as long as Landlord remains so liable. Tenant shall be liable to and indemnify Landlord to the same extent as Landlord is or may be liable to any governmental agency or to any other person (such as corporations, other legally existing entities and individuals), including, by way of example, other tenants of Landlord's adjacent properties and abutting landowners. Tenant's liability to Landlord is intended to include the same standard of liability imposed on Landlord by Hazardous Substance Law, including strict liability as well as liability for negligence and for willfully wrong conduct.

         Tenant shall not be responsible to Landlord under this Section, either as to removal or indemnification, for releases first occurring off the Premises due to the conduct of persons other than persons for whom Tenant is responsible which migrate onto the Premises, nor shall Tenant be responsible to Landlord under this Section, either as to removal or indemnification, for any releases occurring by act or omission of Landlord, Landlord's employees, agents, contractors or any other person on or in the vicinity of the Premises at Landlord's direction or request, provided as to releases occurring on the Premises involving Hazardous Substances maintained by Tenant that

Tenant has exercised due care supervising the person who caused the release during the time that person was on the Premises.

         Tenant releases Landlord from any and all liability with respect to damage, however and whenever arising, actual or contingent, liquidated or unliquidated, which is due to Hazardous Substances, excepting only liability arising from the direct acts of Landlord, its employee and agents.

         Nothing in this Section shall be construed to limit the scope of any other indemnification in this Lease to the extent the same applies to other than Hazardous Substances.

8.2 Indemnity. Tenant agrees to defend and hold Landlord harmless from all injury, loss, claim or damage to or of any person or property while on the Premises or in or about the Building and on account of any work or thing whatsoever done (other than by or on behalf of Landlord) on the Premises occurring during the Term or during any other period, before or after the Term, during which Tenant is in occupancy or has possession of the Premises , including without implied limitation attorneys' fees; except that to the extent required by Massachusetts law the foregoing shall not exculpate Landlord from liability for its own negligence or wilful act.

         Landlord agrees to defend and hold Tenant harmless from all injury, loss, claim or damage to or of any person or property occurring on the Premises or in or about the Building as a result of the willful negligent act of Landlord or its employees, including without implied limitation attorneys' fees.

8.3 Tenant's Property is Tenant's Risk. All property of Tenant and persons claiming by, through, or under Tenant at any time on the Premises, shall be at the sole risk of Tenant or such person and if the whole or any part thereof shall be destroyed or damaged by any cause whatever, no part of said loss or damage shall be borne by Landlord; except that to the extent required by Massachusetts law the foregoing shall not exculpate the Landlord from liability for its own negligence or wilful act.

8.4 Estoppel Certificate. Upon not less than fifteen (15) days prior written request, Landlord and Tenant agree to execute, acknowledge and deliver to the other a statement certifying this Lease is unmodified and in full force and effect (or stating any modifications), and the dates to which the Annual Fixed Rent and all additional rent and other charges have been paid and any other information reasonably requested. Such statement may be relied upon by any prospective purchaser, mortgagee or lending source.

8.5 Overloading, Nuisance; Restrictions on Research Activity Volatile or Dangerous Substances. Tenant shall not injure, overload, deface, or otherwise harm the Premises, nor commit any nuisance, nor permit the emission of any objectionable noise, noxious or objectionable odor or of any particulate residue; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive, or contrary to any law, ordinance, order or regulation of any public authority or which will invalidate or increase the premium of any insurance.

         All chemical, biological and similar work shall be conducted in a safe manner and always in strict compliance with applicable law and guidelines of governmental authority.

         All dangerous substances shall be stored safely and securely in compliance with law and applicable government and insurance requirements and guidelines.

8.6 Yield Up. At the expiration or earlier termination of this Lease, Tenant shall surrender all keys to the Premises, remove all personal property, remove such installations made by it as Landlord may request and all Tenant's signs, and yield up the Premises (including all Tenant's installations and improvements made by Tenant to the Building during the Term and also including such of Tenant's fixtures as are identified on Exhibit 5 hereto, except for those which Landlord requested Tenant to remove and except for Tenant's other fixtures, including without limitation trade fixtures and equipment not affixed in any manner to the Premises, which at all times are Tenant's property and shall be removed) broom clean and in the same good order, repair and condition in which Tenant is obliged to maintain the same under this Lease. Tenant's property not removed within thirty (30) days may be disposed of by Landlord as Landlord shall determine. Tenant indemnifies Landlord against all loss, cost and damage, including without limitation attorneys' fees and costs resulting from Tenant's failure and delay in surrendering the Premises. If Tenant's failure to surrender the Premises as required hereunder renders the Premises unavailable for use by another tenant (for example, where Tenant or another person claiming under Tenant remains in occupancy or Tenant or such other person has caused, permitted or suffered the contamination of, the Premises or areas adjacent thereto with a Hazardous Substance), Tenant shall be deemed in holdover status while such state of facts continues to exist and shall be liable under Section l3 in addition to all other liability under the Lease, including this Section.

8.6.1 What are Intended to be Fixtures. Equipment, fixtures, improvements and appurtenances attached to or built into the Premises prior to or during the Term shall be and remain part of the Premises and are intended as real estate fixtures and shall not be removed by Tenant unless otherwise expressly provided in this Lease or except as otherwise expressly provided in a separate written agreement signed by both Landlord and Tenant contemporaneously with or after the execution of this Lease. All electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, panelling, molding, shelving, radiator enclosures, flooring, HVAC equipment and HVAC ducts shall be deemed to be real estate fixtures, whether or not attached to or built into the Premises.

8.7 Alterations and Improvements by Tenant After Term Commencement. Tenant shall make no alterations, installations, removals, additions or improvements costing in the aggregate $5,000.00 or more, or affecting structure, or affecting Building service systems in or to the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld. Tenant may make interior, nonstructural alterations, installations, removals, additions or improvements costing in the aggregate not more than $5,000.00 and not affecting Building service systems in or to the Premises after written notice thereof to Landlord describing the work to be done in reasonable detail. Any approvals for occupancy of the Premises, municipal or otherwise, necessitated by the nature of Tenant's business shall be Tenant's sole responsibility.

8.8 Floor Load; Heavy Machinery. Tenant shall place no load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry or which in its present condition it is capable of carrying without damage and which is allowed by law.


8.9 Assignment and Subletting. Tenant shall not assign this Lease, or sublet or license the Premises or any portion thereof, or advertise the Premises for assignment or subletting or permit the occupancy of all or any portion of the Premises by anybody other than Tenant (all of the foregoing actions are sometimes collectively referred to as an "assignment") without obtaining, on each occasion, the prior written consent of Landlord, which consent shall be granted or withheld within thirty (30) days of Landlord's receipt of Tenant's written request detailing the proposed assignment in detail reasonably satisfactory to Landlord and which consent shall not be unreasonably withheld, provided Tenant's Termination Rights have expired or been waived, but which consent may otherwise be granted or withheld in Landlord's sole discretion. Except as provided in the following sentence, an assignment shall include, without limitation, any transfer of Tenant's interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise. Assignment shall not include (1) assignment or sublease to any parent or subsidiary corporation or corporation under identical ownership as Tenant, (2) sale of the original Tenant by stock transfer or sale of substantially all of its assets, (3) admission of additional stockholders or other investors or (4) merger, consolidation or other reorganization involving the original Tenant, provided in each instance that Landlord receives prior written notice thereof and receives, promptly on request, all information with respect to the transaction or new entity, as the case maybe, as Landlord had previously received (or was entitled to receive, whether or not previously requested) as to the original Tenant. In additional, while Tenant is a publicly traded company, transfer of its capital stock on a public exchange shall not constitute an assignment. Tenant shall not offer to make or enter into negotiations with respect to an assignment with (i) any tenant of Landlord in any property in the East Cambridge environs of the Building, or any affiliate of, or any entity owned directly or indirectly by, such a tenant; and (ii) any party with whom Tenant knows or reasonably should have known that Landlord is then negotiating with respect to other space in any property in the East Cambridge environs of the Building. Tenant's request for consent to an assignment shall include a copy of the proposed instrument of assignment, if available, or else a statement of the proposed assignment in detail reasonably satisfactory to Landlord and financial information concerning the proposed assignee as the assignee will, if approved, be required to submit to Landlord under Section 8.12. If Tenant does make an assignment hereunder, and if the aggregate rent and all other amounts and charges payable to Tenant under such assignment less the out-of-pocket costs to Tenant of such transaction exceed the rent and other charges payable hereunder, Tenant shall pay to Landlord, as additional rent one-half the amount of such excess when the same is paid to Tenant, provided that Landlord shall receive its entire share of such excess prior to Tenant retaining its share in the event the assignee fails to pay the entire amount it owes Tenant.


         Tenant shall pay to Landlord, as additional rent, Landlord's reasonable legal fees and other expenses incurred in connection with any proposed assignment, including without limitation fees for review of documents. Notwithstanding any such assignment, the original Tenant named herein shall remain directly and primarily obligated under this Lease.

         It shall be a condition to the effectiveness of any such assignment that such assignee, subtenant, licensee or occupant (collectively, an "assignee") agree directly with Landlord to be liable, jointly and severally with Tenant, for the performance of all of Tenant's agreements under this Lease (including without limitation payment of rent). Landlord may collect rent and other charges from the assignee and apply the net amount collected to the rent and other charges herein reserved, but no such assignment or collection shall be deemed a waiver of the provisions of Section 8.9, or the acceptance of the assignee as a Tenant, or a release of Tenant from direct and primary liability for the further performance of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment shall not relieve Tenant from obtaining the express consent of Landlord to any further assignment.

         In the event of any assignment requiring Landlord's consent (i) Tenant's right to add First Offer Premises to this Lease and (ii) Tenant's Termination Right shall each be void and of no further force or effect, whether exercised before or after Tenant's request for, or Landlord's granting of, Landlord's consent to assignment, except, that Tenant's exercise of its rights with respect to First Offer Premises shall remain valid as to premises respecting which (i) Tenant exercised its right to add the First Offer Premises to the Premises and (ii) either (a) has taken possession thereof for active conduct of its business or (b) has commenced construction of improvements for its use, in either case prior to requesting Landlord's consent to assignment.

8.10 Landlord's Access to Premises. (a) Landlord may erect, use and maintain pipes, ducts and conduits in and through the Premises provided the same do not materially interfere with Tenant's use and enjoyment of the Premises; (b) on reasonable prior notice, Landlord and any mortgagee and their representatives may enter the Premises at reasonable times to inspect, repair, or replace elements in the Premises or to inspect, repair, replace or improve other portions of the Building or equipment or to comply with any law, order or requirement of governmental or other authority or of exercise any right reserved to Landlord by this Lease; (c) on reasonable prior notice, Landlord may at reasonable times, show the Premises to other persons. If during the last month of the Term, Tenant shall have removed all or substantially all of Tenant's property therefrom, Landlord may immediately enter and alter, renovate and redecorate the

Premises without abatement of rent and without liability to Tenant for compensation, and such acts shall have no effect upon this Lease.

         Landlord agrees that in exercising it rights of entry to the Premises Landlord shall respect Tenant's reasonable safety, security and confidentiality requirements made known to Landlord and in a manner intended to minimize disruption to Tenant's use and occupancy of the Premises (but entry in emergencies shall be made under the circumstances in question without regard to the preceding portion of this sentence).

         Landlord or Landlord's agents may also enter the Premises, forcibly if necessary under the circumstances as determined in Landlord's good faith judgment, without rendering Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease.

8.11 Construction Activity. Construction activity in or near the Premises or the Building shall neither entitle Tenant to any reduction in rent nor cause Landlord to have any liability to Tenant. Landlord shall inform Tenant of such work known to Landlord (but Landlord's failure to do so shall not affect the preceding sentence.)

8.12 Tenant's Financial Statements. Within 90 days after the end of each of Tenant's fiscal years, Tenant shall furnish Landlord with a true copy of Tenant's annual financial statements, prepared or audited by a certified public accountant, as the case may be, for Tenant's fiscal year just ended. Tenant shall also furnish Landlord with true copies of Tenant's quarterly financial statements to the extent the same are prepared for Tenant. Tenant agrees to meet with Landlord at Landlord's request to review and discuss Tenant's financial statements.

         While Tenant is a public company, Tenant shall only be required to furnish to Landlord copies of such annual, quarterly and other reports required to be filed by Tenant with the SEC.

         Landlord agrees not to disclose any information received pursuant to this Section which is not public information to any person other than Landlord's employees or any mortgagee or prospective mortgagee, or prospective purchaser, of the property of which the Building is a part.

9. INSURANCE

9.1 Public Liability Insurance. Tenant shall take out and maintain in force throughout the Term commercial general liability insurance naming Tenant and all persons claiming under Tenant as named insured, and naming Landlord and all persons claiming under Landlord as additional insureds, against all claims and demands for any injury to person or property which may be claimed to have occurred on the Premises, the Building, the grounds and ways adjoining the Building, in an amount which at the beginning of the Term shall not be less than $3,000,000 or such higher amounts as Landlord shall determine are required by reason of Tenants' use of the Premises and which thereafter, if Landlord requires, shall be in such higher amounts as are then consistent with sound commercial practice in Cambridge, Massachusetts. This coverage may be provided through a primary policy or a primary policy with excess umbrella, at Tenant's election.

9.2 Casualty Insurance. Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called all risk coverage insurance insuring Tenant's improvements to the Premises and Tenant's fixtures, furnishing and equipment to their full insurable value, except that any such insurance may be written with an 80% co-insurance clause. Such insurance shall include waiver of subrogation protection in conformance with Section 9.5 if available on commercially reasonable terms.

         With Landlord's prior written consent, which shall not be unreasonably withheld, Tenant may self-insure property which will belong to Tenant at the termination of the Lease.

9.3 Certificates of Insurance. Such insurance shall be placed with insurers satisfactory to Landlord and authorized to do business in Massachusetts. Such insurance shall provide that it will not be subject to cancellation, termination, or change except after at least thirty (30) days' prior written notice to Landlord and parties designated by Landlord. The policy or policies, or a duly executed certificate or certificates for the same, together with satisfactory evidence of the payment of the premium thereon, shall be deposited with Landlord and parties designated by Landlord at the beginning of the Term and, upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to comply with any of the foregoing requirements, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as additional rent, the premium cost thereof upon demand.

9.4 Landlord's Insurance. Landlord shall maintain during the Term such policies of casualty insurance, liability insurance and other coverages in such amounts and insuring against such risks as Landlord shall from time to time determine. Such insurance shall include waiver of subrogation protection in conformance with Section 9.5 if available on commercially reasonable terms. Tenant agrees to cooperate with Landlord in obtaining and maintaining such insurance.

9.5 Waiver of Subrogation. Landlord and Tenant hereby release each other, to the extent of their respective insurance coverages, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties, even if such fire or other casualty shall be brought about by the fault or negligence of the party benefited by the release or its agents, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as the policies of fire and extended coverage insurance maintained or required hereunder to be maintained by the releasing party shall contain a clause to the effect that such release shall not affect said policies or the right of the releasing party to recover thereunder. Landlord and Tenant each agree to make best efforts to have their respective fire and extended coverage insurance policies include such a clause so long as the same is obtainable without extra cost, or if extra cost is chargeable therefor, so long as the party benefited by such clause in its discretion chooses to pay such extra cost.

9.6 Increase in Insurance Risk. If Tenant's use of or failure to use, the Premises results in any increase in Landlord's insurance rates on the Building or Landlord's other property near the Building, Tenant shall reimburse Landlord for such increase in insurance charges, provided that Landlord provides Tenant with reasonable evidence that Tenant was the cause of the increase. Without limiting the generality of the foregoing, the insurer's statement to that effect shall be sufficient evidence of such cause.

10. DAMAGE TO PREMISES AND CONSEQUENCES OF EMINENT DOMAIN

10.1 Repair and Restoration of Casualty Loss. If the Premises or any part thereof shall be damaged by an insured casualty, Landlord shall proceed with diligence, and at its expense, to repair or cause to be repaired such damage to the Premises (excluding all Tenant's property and all Tenant's improvements to the Building and the Premises, which are Tenant's sole responsibility), subject to the then applicable statutes, building codes, zoning ordinances and regulations of governmental authority, but only to the extent of insurance proceeds available to Landlord. Tenant shall repair or cause to be repaired damage to Tenant improvements, whether or not covered by insurance and whether or not the proceeds of such insurance are adequate to defray the cost of repair. All repairs to and replacements of property which Tenant is entitled to remove under Section 8.6.1 shall be made by and at the expense of Tenant. Landlord shall not be liable for delays in the making of any such repairs which are beyond Landlord's reasonable control, nor for any inconvenience or annoyance to Tenant or injury to Tenant's business resulting from such delays, but Landlord shall use reasonable efforts to minimize any disruption.

10.2 Abatement of Rent. If the Premises or a part of them shall have been rendered unfit for use and occupation by reason of such damage, rent shall be abated in proportion to the space not available to Tenant until the Premises are repaired (except as to property to be repaired by or at the expense of Tenant) as nearly as practicable to the condition the Premises were in immediately prior to their damage. If Landlord, or any mortgagee of the Building shall be unable to collect insurance proceeds (including rent insurance proceeds) applicable to the damage because of some action or inaction on the part of Tenant, or the employee, licensees or invitees of Tenant, the cost of repairing such damage shall be paid by Tenant and there shall be no abatement of rent.

10.3 Termination for Major Damage or If Damaged at End of Term. If (i) the Premises are damaged by fire or other casualty (whether or not insured) at any time during the last eighteen (18) months of the term hereof such that the cost to repair the damage is reasonably estimated to exceed one-third (1/3) of the total Annual Fixed Rent plus additional rent (projected on the basis of the preceding lease year) payable for the period from the estimated date of restoration until the Termination Date and for these purposes the Termination Date shall be December 31, 1999 unless Tenant has waived irrevocably, or otherwise has no right to exercise, the Termination Right (provided, however, that Landlord shall have no duty of repair for damage occurring during the final six (6) months of the Term), (ii) the Building is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building shall in Landlord's judgment be required, (iii) the Building is damaged or destroyed to the extent of five (5%) percent or more of the then insurable replacement value from any cause not covered by the insurance carried by Landlord under Section 9.4, or (iv) the available insurance proceeds, in Landlord's reasonable judgment, would be insufficient to cover the cost of repair, or (v) in Landlord's judgment the Premises cannot be restored as required by this Lease within 30 90 working days after work commences, then and in any of such events this Lease and the term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following such fire or other casualty. The effective termination date shall be not less than thirty

(30) days after the day on which such termination notice is received by Tenant. In the event of any termination, this Lease and the term hereof shall expire as of such effective termination date as though that were the Termination Date as stated in Section 1 and the Annual Fixed Rent, additional rent and all other charges shall be apportioned as of such date.

         Tenant shall have the right to terminate this Lease following any such damage occurring during the last eighteen (18) months of the Term as then in effect if Landlord refuses to provide, within a reasonable time after Tenant's written request, written assurance that the damaged portion of the Premises will be restored for Tenant's use within nine (9) months from the date of casualty or, at any time during the Term if Landlord has assured Tenant that the Premises will be restored within nine (9) months, but Landlord, having so assured Tenant, fails to deliver the restored Premises for Tenant's use on substantially that schedule.

10.4 Eminent Domain. In the event that the Premises or any part thereof shall be taken by eminent domain for any public or quasi-public use, or, by virtue of any such taking, shall suffer any damage (direct, indirect or consequential) for which Landlord or Tenant shall be entitled to compensation, then this Lease may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following the date on which Landlord shall have received notice of such taking, appropriation or condemnation. In the event that a substantial part of the Premises (or, if the Premises include all or part of more than one building, of any building included in the Premises) shall be taken, appropriated or condemned or that all access to the Premises shall be permanently taken, then (and in any such event) this Lease and the Term hereof may be terminated as to the building(s) taken at the election of Tenant by a notice in writing of its election so to terminate which shall be given by Tenant to Landlord within sixty
(60) days following the date on which Tenant shall have received notice of such taking, appropriation or condemnation. No action of public authorities with respect to the public streets in the vicinity of the Building, including without limitation elimination of vehicular access thereon, shall affect this Lease in any way except as stated in this Section 10.4.

         Upon the giving of any such notice of termination (either by Landlord or Tenant) this Lease and the Term hereof shall terminate on or retroactively as of the date on which Tenant shall be required to vacate any part of the Premises or shall be deprived of a substantial part of the means of access thereto, provided, however, that Landlord may in Landlord's notice elect to terminate this Lease and the Term hereof retroactively as of the date on which such taking became legally effective. Rent and other charges shall be apportioned as of such termination date. If neither party (having the right so to do) elects to terminate, Landlord will, with reasonable diligence and at Landlord's expense, restore the remainder of the Premises, or the remainder of the means of access, as nearly as practicable to the same condition as existed prior to such taking. A just proportion of the rent, according to the nature and extent of the injury to the Premises, shall be abated until what may remain of the Premises shall be restored as aforesaid, and thereafter a just proportion of the rent according to the nature and extent of the part of the Premises so taken shall be abated for the balance of the term of this Lease.

         Except for any award expressly and specifically reimbursing Tenant for moving or relocation expenses, Landlord reserves all rights to compensation and damages created, accrued or accruing by reason of any such taking, in implementation and in confirmation of which Tenant hereby acknowledges that Landlord shall be entitled to receive all such compensation and damages, grants to Landlord all and whatever rights (if any) Tenant may have to such compensation and damages, and agrees to execute and deliver all and whatever further instruments of assignment as Landlord may from time to time request. In the event of any taking of the Premises or any part thereof for temporary use,
(i) this Lease shall be and remain unaffected thereby, (ii) rent shall not abate, and (iii) Tenant shall be entitled to receive for itself any award made for such use, provided, that if any taking is for a period extending beyond the Term of this Lease, such award shall be apportioned between Landlord and Tenant as of the Termination Date or earlier termination of this Lease.

11. DEFAULT AND REMEDIES

11.1 Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Annual Fixed Rent or additional rent hereunder within five (5) ten (10) business days after Landlord gives written notice of nonpayment, or if, within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults, Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment shall be made by Tenant for the benefit of creditors, or (c) if Tenant's leasehold interest shall be taken on execution, or (d) if a petition is filed by Tenant or any guarantor of Tenant's obligations under this Lease for adjudication as a bankrupt or for reorganization or any arrangement under any provision of the Bankruptcy Code as then in force and effect, or (e) if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant or any such guarantor and is not dismissed within sixty (60) days thereafter, or
(f) if Tenant or any such guarantor shall be declared bankrupt or insolvent according to law, or (g) if a receiver, trustee or assignee shall be appointed for the whole or any part of Tenant's property or the property of any such guarantor and shall not be removed within sixty (60)) days thereafter, then, and in any of such cases, Landlord and its agents lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter so long as Landlord has not accepted a cure of such default and without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant at the Premises, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including without limitation rights of redemption, if any) to the extent such rights may be lawfully waived, and Landlord, with notice to Tenant, may store Tenant's effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. For purposes of this Section 11.1 and all sections under Article 11, "Tenant" shall include any guarantor of any of Tenant's obligations under this Lease and any corporation of which Tenant is a controlled subsidiary.

11.2       Deleted.

11.3 Damages - Termination. Upon the termination of this Lease under the provisions of this Article 11, then except as otherwise provided in Section 11.2, Tenant shall pay to Landlord the rent and other charges payable by Tenant to Landlord up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord either:

         (x) the amount by which, at the time of the termination of this Lease (or at any time there after if Landlord shall have initially elected damages under subparagraph (y), below), (i) the aggregate of the rent, taxes, Operating Expenses and other charges projected over the period commencing with such termination and ending on the Termination Date as stated in Section 1 (or such later date to which the Lease has been extended) exceeds (ii) the aggregate projected value of the Premises for such period each discounted to present value at the then prevailing rate for Treasury bills having a maturity which most closely corresponds to the remaining Term of the Lease; or

         (y) amounts equal to the rent, taxes and Operating Expenses and other charges which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Termination Date as specified in Section 1, (or such later date to which the Lease has been extended) provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re- letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers' commissions, attorneys' fees and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining term of this Lease as extended; and provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subparagraph (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

         Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated hereunder.

         Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

11.4 Effect of Taxes and Operating Expenses on Damages. In the event of any termination of this Lease or re-entry by Landlord under the provisions of this
Article 11 or other proceeding or action or any provision of law by reason of default under this Lease on the part of Tenant, then for the purpose of computing damages as shall be payable pursuant to this Article 11, it is agreed that:

         (a) If (i) Landlord shall be entitled to liquidated damages under
Section 11.2, or if (ii) Landlord shall elect that damages be payable pursuant to Subparagraph (x) of Section 11.3, the computation of such damage shall be made, insofar as the same relates to Taxes and Operating Expense by taking the product of (i) the sum of Taxes and Operating Expense for the immediately preceding fiscal year of Landlord, respectively, times (ii) the number of years remaining of the full term hereby granted, on the assumption that the amount of such Taxes and Operating Expense so payable for the immediately preceding fiscal year of Landlord would have remained constant for each subsequent fiscal year of the full term hereby granted.

         (b) If Landlord shall elect that such damages be payable pursuant to Subparagraph (y) of Section 11.3, the sums referred to in said Subparagraph (y) shall include, without limitation, the amount of the Taxes and Operating Expense which under the provisions of Section 6.2 would be payable by Tenant for the period referred to in said Subparagraph (y).

11.5 Landlord's Expenses in Performing Obligations of Tenant. If Tenant shall default in the performance of any covenant of this Lease, Landlord may without waiving or releasing any right or remedy immediately, or at any time thereafter, without notice if the matter in question has previously been drawn to Tenant's attention, and otherwise with reasonable prior notice (but no notice is necessary in emergencies as determined by Landlord in good faith),, perform the same for Tenant's account and Tenant shall pay on demand as reimbursement the sum so paid by Landlord with all interests, costs and damages.

11.6 Remedies Not Exclusive. Landlord's and Tenant's remedies stated in this Lease are cumulative and not exclusive of any other remedies or means of redress available to Landlord or Tenant by law.

11.7 Landlord's Default. Landlord shall not be in default of any of its obligations hereunder unless it shall fail to perform such obligations within thirty (30) days (or such further time as is reasonably necessary) after receipt of written notice thereof from Tenant.

11.8 Effect of Waivers of Default. No consent or waiver, express or implied, by either party to any act or omission which otherwise would be a breach of the other party's obligations shall in any way be construed to impair such other party's continuing obligations hereunder or operate to permit similar acts or omissions.

11.9 Repeated Defaults. No notice of default need be given under Section 11.1, and no default in the payment of Annual Fixed Rent or Additional Rent shall be curable if on two prior occasions in any one lease year Tenant has failed to make such payment or received a notice of default from Landlord and, in such event, Landlord shall have the right to terminate this Lease as in Section 11.1 provided and the right to damages as in Section 11.3 provided.

11.10 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check for payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

12. SUBORDINATION

12.1 Subordination. This Lease is subject and subordinate to all matters of record including without limitation, ground leases and mortgages, any of which may now or hereafter be placed on or affect the Premises, or any part thereof and to each advance made or to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Section 12 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate that Landlord and/or any mortgagee and/or lessor under any ground or underlying lease and/or their respective successors in interest may request. Landlord agrees to use reasonable efforts to obtain a nondisturbance agreement from the present and any future mortgagee. "Reasonable efforts" shall consist of (1) submitting to the mortgagee a written request and (2) providing the mortgagee with information it requests.

         Without limitation of any of the provisions of this Lease, if any ground lessor or mortgagee shall succeed to the interest of Landlord by reason of the exercise of its rights under such ground lease or mortgage (or the acceptance of voluntary conveyance in lieu thereof) or the expiration or sooner termination of such ground lease, however caused, then such successor shall give written notice to Tenant (which in the case of a ground lease shall be within thirty (30) days after such expiration or sooner termination) that it is electing to succeed to the interest of Landlord under this Lease; and in such event, at the request of such successor the Tenant shall attorn to such successor and shall ipso facto be and become bound directly to such successor in interest to Landlord to perform and observe all the Tenant's obligations under this Lease without the necessity of the execution of any further instrument. Tenant shall not be entitled to assert against mortgagee or any purchaser from mortgagee at foreclosure or voluntary conveyance in lieu of foreclosure any prepaid rent or offsets against or credits due to Mortgagor on account of any period following sale of the premises at foreclosure of by voluntary conveyance in lieu of foreclosure. Tenant agrees at any time and from time to time during the term hereof to execute a suitable instrument suitable to the mortgagee in confirmation of Tenant's agreements as aforesaid.

13. HOLDING OVER

13.1 Holding Over. If Tenant or anyone claiming under Tenant shall remain in occupancy of all or any portion of the Premises, or shall fail to yield-up the Premises free of Hazardous Substances, in each case delaying rental or delivery of possession of the Premises to another tenant, Tenant or such other person shall be deemed to be holding over after the termination of this Lease.

         If Tenant or anyone claiming under Tenant shall remain in possession of the Premises or any part thereof after the expiration of the Term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, prior to acceptance of rent by Landlord the person remaining in possession, Tenant (or such person claiming under Tenant) shall be deemed a tenant at sufferance, and after acceptance of rent by Landlord a tenant from month-to-month, in either case at a use and occupancy charge equal to 165% the rate of Annual Fixed Rent plus all other charges payable under this Lease, and subject to the provisions of this Lease (excluding all provisions for rent) insofar as the same may be applicable. Notwithstanding the foregoing, prior to acceptance of rent for any period after the Term, Landlord, at its option, may re-enter and take possession of the Premises or any part thereof forthwith without process or by any manner provided by law, in every case without prejudice to claim for the use and occupancy charge as stated above.

         If the Premises or areas adjacent thereto have been contaminated with Hazardous Substances by reason of Tenant's act or neglect (but without regard to fault), in any case delaying for any reason rental of the Premises to another tenant, Tenant shall be deemed to continue to be in possession of the affected Premises as a tenant at sufferance for the duration of such delay, however caused, at the use and occupancy charge set forth above and subject to the provisions of this Lease as aforesaid, and Tenant agrees that unless Tenant (and such person claiming under Tenant) is in bankruptcy or insolvency proceedings or similarly disabled from performing Tenant's obligations hereunder, Landlord has the right, at Landlord's election, but no duty or obligation, to restore the Premises to the condition required at the termination of this Lease hereunder, and Tenant is solely responsible to do so. Landlord's election to make the Premises conform with the requirements of this Lease, such as by removing any Hazardous Substances, shall not diminish in any way Landlord's claim for the use and occupancy charge as aforesaid for the duration of any delay in re-leasing the Premises resulting therefrom.

14. MISCELLANEOUS PROVISIONS

14.1 Notices. All notices hereunder shall be in writing and deemed duly served if delivered in hand or to a recognized national courier service such as FedEx or if mailed, certified mail, to Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. At Tenant's written request, a courtesy notice will also be given to Tenant's counsel named in such request but such notice shall not be necessary to Landlord's rights.

14.2 Quiet Enjoyment. Upon Tenant's paying the rent and performing all provisions of this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord.

14.3 Limitation of Landlord's Liability. Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord's assets other than Landlord's interest in the Premises and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. In no event shall Landlord (which term shall include, without limitation any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, disclosed or undisclosed, thereof) ever be personally liable for any such liability or ever be liable for consequential damages.

14.4 Acts of God. In any case where either party hereto is required to do any act, other than the payment of Annual Fixed Rent or additional rent, delays caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, unusual government regulations, moratorium or similar acts of government, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be designated by a fixed date, a fixed time or "a reasonable time," and such time shall be deemed to be extended by the period of such delay.

14.5 Applicable Law and Construction. This Lease is made under Massachusetts law and shall bind Landlord and Tenant and their respective heirs, successors and as signs. If any provision of this Lease shall to any extent be invalid, the remainder of this Lease, and the valid portion of such provisions, shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.


14.6 Arbitration. Wherever this Lease provides that any question shall be determined by arbitration, such question shall be determined by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered shall be binding upon the parties hereto and may be entered in any court having jurisdiction. Arbitration shall be held in Boston, Massachusetts and the cost thereof shall be borne equally between the parties.

14.7 Timely Performance. Time is of the essence in all matters relating to this Lease.

14.8 No Broker. Tenant represents and warrants that it has not directly or indirectly dealt, with respect to the leasing of the Building, nor had its attention called to the Premises by anyone other than the broker, person or firm, if any, designated in Section 1. Tenant agrees to exonerate and save harmless and indemnify Landlord against any claims for a commission arising out of the execution and delivery of this Lease or out of negotiations between Landlord and Tenant with respect to the leasing of other space in the Building, provided that Landlord shall be solely responsible for the payment of brokerage commissions to the broker, person or firm, if any, designated in Section 1.

14.9 Financing Requirements. If in connection with obtaining financing for the Building, a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

14.10 Agreement Made Only When Lease Signed. This Lease shall bind Landlord and Tenant only when executed and delivered by both. This Lease when signed by one party and delivered to the other shall constitute an offer to enter into a lease on the terms set forth herein. No submission of this lease, unsigned by either party to the other shall constitute an offer to lease.

14.11 Demolition. In the event Landlord decides to demolish the Building, Landlord may terminate this Lease by not less than eighteen (18) months notice to Tenant, and upon the giving of such notice this Lease shall, without the necessity of further writing, terminate on the Termination Date stated in such notice with the same effect as if such date had been the Termination Date stated in Section l.l; provided that Landlord shall reimburse Tenant the unamortized cost (based on the Term) to Tenant of improvements to the Building made by Tenant with Landlord's consent which are to become Landlord's property at the end of the Term. At Landlord request, Tenant agrees to provide Landlord with a written statement of such costs in reasonable detail.

14.12 Relocation. At its option, Landlord may on not less than one hundred (100) days notice require Tenant to relocate all or any part of its uses in the Premises for the balance of the Term from the Premises to other property of Landlord in the vicinity of the Premises of substantially equivalent quality and area, which other premises shall thereafter be the Premises in substitution for those Premises from which Tenant was relocated for all purposes of this lease. Landlord's notice shall identify the premises to which Tenant will be relocated, the Premises (or portion(s) thereof) from which Tenant is to be relocated and Landlord's estimated date for the relocation to occur. Any cost of preparing the alternate premises to condition suitable for Tenant's use shall be Landlord's sole expense. If (but only if) Tenant gives Landlord written notice within thirty (30) days of the date of Landlord's notice rejecting such relocation ("Tenant's Rejection Notice"), then this Lease shall terminate on the date of estimated relocation stated in Landlord's notice with the same force and effect as if such date had been the agreed Termination Date; except that if, within seven (7) calendar days of receipt of Tenant's Rejection Notice Landlord gives Tenant notice cancelling all relocation, then this Lease shall remain in full force and effect as if no relocation notice had ever been given.

14.13 No Parking. This Lease does not create any parking privileges on any of Landlord's property.

                                    EXHIBIT 1

                             FLOOR PLAN OF PREMISES

                                 Beal to attach

                                   EXHIBIT 1-A

                       FLOOR PLAN OF FIRST OFFER PREMISES

                                 Beal to attach

                                    EXHIBIT 2

                                 LANDLORD'S WORK


                                      NONE

                                    EXHIBIT 3

                                  TENANT'S WORK

                                    EXHIBIT 4
                             Clean-up Requirements,
       Including Standards for Biological, Chemical and Radioactive Agents

General

         Except as more specifically addressed below, Tenant shall remove any Hazardous Substances released by Tenant on, under or adjacent to the Premises to levels below the "reportable" or "releasable" concentration and/or quantities of such Hazardous Substances set forth in applicable Hazardous Substance Laws. The following shall also apply to biological, chemical and radioactive agents.

Biological

         Applicable regulatory requirements shall be adhered to (for example, if the bloodbourne pathogen standard is applicable, the requirements for clean up and decontamination included in 29 CFR 1910.1030 shall be adhered to).

         Where no applicable regulatory requirements exist, National Institutes of Health (NIH) guidelines for general cleaning and disinfecting areas where biological agents were used, such as presently set forth in the NIH's "Laboratory Safety Monograph - A supplement to the NIH Guidelines for Recombinant DNA Research", shall be adhered to.

Chemical

         Applicable regulatory requirements shall be adhered to.

         Where no applicable regulatory requirements exist, general cleaning of all working and walking surfaces of the laboratories shall be performed using an appropriate industrial strength cleaner.

         Without limiting the foregoing, any disposal of washing solutions from the Premises after cleanup shall conform with Massachusetts Water Resources Authority and other applicable regulatory requirements.

Radioactive

         Applicable regulatory requirements shall be adhered to, including without limitation Nuclear Regulatory Commission (NRC) licensing, documentation and decommissioning requirements and procedures.

         All radioactivity, including materials regulated under the Atomic Energy Act of 1954 and unregulated radioactive materials, shall be removed from the Premises using NRC decontamination procedures so that all radioactive materials remaining on the Premises are below the guidelines of NRC Regulatory Guide 1.86.

         Without limiting the foregoing, all regulated radioactive materials shall be removed in compliance with NRC licensing and decommissioning requirements, and Tenant shall provide Landlord with a copy of the acceptance letter from the NRC stating that the Premises have been decontaminated and decommissioned properly.

                                    EXHIBIT 5

            LIST OF FIXTURES AND EQUIPMENT WHICH REMAIN WITH PREMISES

                                 Beal to attach